Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement (Amendment No. 1 to Form S-4) (File No. 333-216568) of Pinnacle Financial Partners, Inc. of our report dated February 27, 2017 relating to the consolidated financial statements of BNC Bancorp and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, which appear in the Annual Report on Form 10-K of BNC Bancorp for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

April 13, 2017